Exhibit F
                     (Exclusive Investment Banker Agreement
                    between Company and Century Capital LLC)

            Stockholders Agreement dated October 12, 2000 between the Company
                  Vijay Amritraj

                             STOCKHOLDERS' AGREEMENT

      THIS STOCKHOLDERS' AGREEMENT ("Agreement") made this October 12, 2000, by and between VIJAY AMRITRAJ, an individual ("Amritraj"), and VERTICAL COMPUTER SYSTEMS, INC., a Delaware corporation ("Vertical") (collectively, "Stockholders"), who each own fifty percent (50%) of the of the shares in VERTICAL INDIABRIDGE, LTD., an entity organized and existing under the laws of the Cayman Islands, ("Company"), which will, when formed, owns one hundred percent (100%) INDIABRIDGE.COM PVT., LTD., an entity organized and existing under the laws of India.

                                   BACKGROUND

      The Company was formed to own and operate the entity in India created for the exploitation of Vertical's "IndiaBridge.com" internet portal, and related businesses, as discussed below (the "Business"). The Stockholders are the owners of all of the issued and outstanding capital stock ("Stock") of the Company.

      The term "Business" as used herein shall mean the creation of the "IndiaBridge.com" portal and the development of an e-commerce business in India and all the directly related businesses in the following areas: (a) sale of internet technologies to third parties (including exploitation of the Vertical's proprietary technology, subject to appropriate licenses; (2) marketing of business-to-business internet solutions; (3) development of a national portal; and (4) development of proprietary internet businesses.

      The parties intend to pursue a business strategy for the creation of an e-commerce business for India through the Company exclusively, with the initial creation of a portal with a planned development of subsidiary businesses connected to the portal. The Company will either develop the subsidiary business internally or enter into distributing agreements or joint venture agreements with Indian companies with the applicable expertise. This will enable the Company, through either internal or through outside partners, to become a major player in the Indian e-commerce sector.

      In connection with the implementation of the Company's business strategy, the parties

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desire to specify certain terms for the management and operations of the
Company, and to restrict the transfer of the Company's Stock.

      THEREFORE, IN CONSIDERATION of the foregoing and the mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1
                            RESTRICTIONS ON TRANSFER

      1. All Shares Subject To Agreement. All shares of Stock at any time held or owned by a Stockholder or by his legal representative shall be subject to this Agreement and to all the obligations and restrictions hereof.

      2. Restriction on Transfers. For the two (2) years following execution of this Agreement, no Stockholder shall voluntarily or involuntarily transfer or encumber any of the shares of Stock at any time held, owned, or hereafter acquired by him, or any interest therein, except in accordance with and subject to this Agreement. When used in this Agreement "transfer" shall mean sell, assign, convey, donate, bequeath, transfer or otherwise dispose (otherwise than by an involuntary transfer), and "encumber" shall mean mortgage, pledge, hypothecate or otherwise encumber or contract to encumber.

      3. Right of First Refusal. If any Stockholder (the "Selling Stockholder") desiring to dispose of all, but not less than all, of his shares of Stock in the Company shall receive a bona fide offer in writing from a financially capable purchaser to purchase all, but not less than all, of the Selling Stockholder's shares of Stock, the Selling Stockholder shall give written notice to the other Stockholder of its intention to make such transfer, stating the name and address of the proposed transferee, the number of shares of Stock ("Offered Stock") then held or owned by the Selling Stockholder, and the price to be paid therefor and the terms of payment. The Company, upon receipt of such notice of transfer, shall have the option ("First Option") to purchase all, but not less than all, of the Offered Stock at the price and upon the terms bona fide offered by the proposed transferee. The First Option shall be exercisable within the 45-day period ("First Option Period") after the date of receipt of such notice and shall be exercised by the sending of a notice to the Selling Stockholder with a copy to the other Stockholders. In determining whether or not the Company shall exercise the First Option, the Selling Stockholder shall vote the Offered Stock and the Selling Stockholder and the directors elected by the Selling Stockholder on the Board of Directors shall vote, as directed by a vote of the other Stockholders.

      In the event the Company does not exercise the First Option, then tThe other Stockholders shall have the option, exercisable upon written notice to the Selling Stockholder within 30 days, to purchase pro rata, in proportion to their respective holdings of Stock, all, but not less than all, of the Offered Stock at the price and upon the terms bona fide offered by the proposed transferee. In the event any of the other Stockholders do not elect to purchase his proportionate share, the other Stockholders who elected to purchase the Offered Stock shall have the option to purchase the shares of Stock which such other Stockholders did not elect to purchase, pro rata, in proportion to their respective holdings of Stock or in any other percentage which they decide.

      If the Company and the other Stockholders elect not to, or fail to, exercise their options to purchase all the Offered Stock, the Selling Stockholder may make the proposed transfer of the Offered Stock to the proposed transferee in accordance with the terms of the bona-fide offer within the 30 -days period following the expiration of the Second Option Period. The proposed transferee shall become a party to this Agreement with respect to the Offered Stock and shall execute a duplicate of this Agreement. If the proposed transfer of the Offered Stock is not consummated within such 30-day period, the terms and conditions of this section shall again apply to the Offered Stock. The terms of any such sale shall be governed by Article 1 Section 6.d.

      4. Involuntary Transfers. An "involuntary transfer" shall mean any transaction, proceeding or action by or in which the Stockholder shall be deprived or divested of any right, title or interest in or to any of his Stock (including, without limiting the generality of the foregoing, seizure under levy of attachment or execution, transfer in connection with bankruptcy or other court proceeding to a trustee in bankruptcy or receiver, or any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property) other than one occasioned by the death or the incompetence or incapacity of a Stockholder.

      If there shall be an involuntary transfer of any shares of Stock of any Stockholder to any Person (as defined herein "Person" shall mean an individual, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, corporation, trust, estate, real estate investment trust association or any other entity or organization):

            a. The transferee shall take and hold the shares of Stock subject to this Agreement and to all the obligations and restrictions upon the Stockholder from whom the shares of Stock was acquired, and shall observe and comply with this Agreement and with such obligations and restrictions.

            b. b. The Stockholder from whom said Stock was transferred (the "Transferring Stockholder"), or the transferee, shall forthwith give notice to the other Stockholders and the Company stating when the involuntary transfer occurred, the reason therefor, the number of shares transferred (the "Transferred Stock"), and the address and capacity of the transferee. The Company, upon receipt of such notice of transfer, shall have the option ("First Option") to purchase all, but not less than all, of the Transferred Stock and any shares of Stock remaining in the ownership of Transferring Stockholder (the "Remaining Stock"), at a price equal to the net worth (assets less liabilities) at book value per share of Stock (the

"Involuntary Transfer Purchase Price"), valued as of the date of the involuntary transfer and determined by the regularly retained accountant of the Company. The First Option shall be exercisable within the 45-day period ("First Option Period") after the date of receipt of such notice and shall be exercised by the sending of notices to the transferee and Transferring Stockholder with a copy to the other Stockholders. In determining whether or not the Company shall exercise the First Option, the transferee shall vote the Transferred Stock and the Transferring Stockholder shall vote the Remaining Stock and the Transferring Stockholder and the transferee and the directors elected by them on the Board of Directors shall vote, as directed by a vote of the other Stockholders.

      In the event the Company does not exercise the First Option, tThe other Stockholders shall have the option ("Second Option"), exercisable upon written notice within thirty (30) days after the expiration of the First Option Period (the "Second Option Period") to purchase, pro rata, in proportion to their respective holdings of Stock, all, but not less than all, of the Transferred Stock and the Remaining Stock at the Involuntary Transfer Purchase Price. In the event any of the other Stockholders do not elect to purchase their proportionate share, the other Stockholders who elected to purchase the Transferred Stock and Remaining Stock shall have the option to purchase, pro rata, in proportion to their respective holdings of Stock or in any other percentage which they decide, that portion of the Transferred Stock and Remaining Stock which such other Stockholders elected not to purchase.

            c. Payment for the Transferred Stock and Remaining Stock purchased shall be made in five (5) consecutive annual installments. The first installment shall be paid by the Company or the purchasing Stockholders, as the case may be, to the transferee and Transferring Stockholder with not later than fifteen (15) days after the exercise of the expiration of the Second Option Period. The remaining four (4) installments of the Involuntary Transfer Purchase Price shall be paid, together with interest at the highest U.S. Money Center commercial prime rate for corporate loans as reported in the Money Rates section of the Wall Street Journal, Los Angeles edition, adjusted from time to time on a daily basis ("Prime Rate") per annum on the unpaid balance, and evidenced by promissory notes delivered to the transferee and the Transferring Stockholder by the Company or the purchasing Stockholders, as the case may be, contemporaneously with the first installment.

            d. If the Company and the other Stockholders elect not to, or fail to, exercise their options to purchase the Transferred Stock and Remaining Stock, transferee shall become a party to this Agreement with respect to the Transferred Stock and shall execute a duplicate of this Agreement and the Transferring Stockholder shall continue to be subject to the terms of this Agreement with respect to the Remaining Stock in the same manner as if no involuntary transfer had been made.

      5. Obligations of Transferee. In the event any Stockholder transfers its Stock

(including any transfers made pursuant to Subsections 3 or 4 above), no such transfer shall be made or shall be effective to make such transferee a Stockholder or entitle such transferee to any benefits or rights hereunder until the proposed transferee agrees in writing to assume and be bound by all of the obligations of the transferor and be subject to all the restrictions to which the transferor is subject under the terms of this Agreement.

      6. Withdrawal by a Stockholder.

            a. Withdrawal. Any Stockholder (the "Withdrawing Stockholder") may, at any time following the third anniversary of the effective date hereof, withdraw from the Company by giving advance written notice of not less than ninety (90) days to the other Stockholders (the "Non-Withdrawing Stockholders"). In the event of such withdrawal, the Non-Withdrawing Stockholders shall have the right to purchase the entire (but not less than the entire) interest in the Company ("Company Interest" or "Stock") of the Withdrawing Stockholder under terms and conditions set forth in Subsection 1.6.c, below. The exercise of the aforesaid right by the Non-Withdrawing Stockholder shall be made by giving written notice to the Withdrawing Stockholders within thirty (30) days after receipt of the Withdrawing Stockholder's notice of intent to withdraw.

            b. Purchase Price. The purchase price ("Purchase Price") of the Withdrawing Stockholder's Interest purchased pursuant to Subsection 1.6.a shall be an amount equal to eighty percent (80%) of the fair market value of such Stockholder's Interest determined under Subsection 1.6.d, below, and as adjusted in accordance with Subsection 1.6.f, below.

            c. Fair Market Value. If the parties are unable to agree mutually on such fair market value, it shall be determined by any independent valuation firm (including, but not limited to, a national public accounting firm other than the Accountants) approved by the Board of Directors; provided, however, that the appointment by the Board of Directors of an independent valuation firm which is not a "Big Five" accounting firm shall be subject to the approval of Withdrawing Stockholder. If the parties are unable to agree on the appointment of an independent valuation firm in accordance with the preceding provision, the appointment of such firm shall be determined by arbitration in accordance with
Article 6, Section 5 hereof. In making its determination, such valuation firm shall take into account (i) the amount of Stock of the Stockholder whose interest is being valued, (ii) the fair market value of all Company assets, including goodwill, (iii) the amount of profit or loss which would be allocable to such Stockholder if all Company assets were sold at their fair market value, and (iv) the debts and liabilities of the Company including contingent liabilities as well as those reflected on the books of the Company. Any determination by such valuation firm under this Section 1.6.a shall be binding the conclusive as if the matter were arbitrated by the Stockholders in accordance with Article 6, Section 5. Each of the Stockholders and the Company shall cooperate with and make available to the valuation firm applicable records and documents of the Company to expedite the determination of the Purchase Price.

            d. Closing. The closing of the purchase of the Stock pursuant to Subsection 1.6.a shall take place at the principal office of the Company at such date and time as may be agreed upon by the Stockholders which shall be no later than thirty (30) days after the determination of the purchase price of Stock pursuant to Subsection 1.6.cd, above; provided, however, any Stockholder may postpone the closing for the minimum necessary period or periods to satisfy any conditions to the closing, but in no even exceeding an aggregate of thirty (30) additional days, by written notice to the other party. Unless otherwise unanimously agreed by the Stockholders the terms and conditions of payment of the purchase price of the Stock to the Withdrawing Stockholder shall be as follows:

                        (1) One-fourth (1/4) of the purchase price, together
                  with interest as hereinafter provided, shall be paid at the closing;

                        (2) A second one-fourth (1/4) of the purchase price,
                  together with interest as hereinafter provided, shall be paid within twelve (12) months of the date of purchase.

                        (3) A third one-fourth (1/4) of the purchase price,
                  together with interest as hereinafter provided shall be paid within twenty-four (24) months of the date of purchase;

                        (4) The balance of the purchase price, together with
                  interest as hereinafter provided, shall be paid within thirty-six (36) months of the date of purchase;

                        (5) Interest shall be payable on the principal balance
                  owing at a rate equal to the prime rate of interest, as established by Citibank or Bank of America, whichever is lower plus 1%;

                        (6) Notwithstanding the foregoing, the balance of the
                  purchase for the Company Interest, together with any accrued interest, shall in any event be paid within ninety (90) days of any termination of the Company if a termination shall occur subsequent to the sale of the Stock;

                        (7) The non-Withdrawing Stockholders shall indemnify and
                  hold the Withdrawing Stockholder harmless for any and all debts of the Company;

                        (8) The Non-Withdrawing Stockholders may and shall be
                  authorized to withhold from any installment of the purchase price all amounts owed to the Company by the Withdrawing Stockholder.

      At the closing, the Stockholder selling its Stock shall execute and deliver such assignments and other instruments as may be necessary or desirable in the reasonable opinion of the Stockholder(s) purchasing such Stock (the "Purchasing Stockholders") to transfer and assign the Stock and the Purchasing Stockholder(s) shall execute such mortgages, security agreements, financing statements and other instruments as may be necessary or desirable in the reasonable opinion of the Selling Stockholder to perfect a security interest in the assets of the Company. The Purchasing Stockholder shall be the true and lawful attorney-in-fact of the Selling Stockholder to effect the transfer and assignment of the Stock and to sign, certify under oath and acknowledge a Dissolution Statement to reflect the sale and to perform all acts and to execute all other instruments which may be required in connection with the sale of the Stock. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and shall survive the transfer by a Stockholder of its Stock.

            e. Closing Adjustments. At the closing of the purchase of a Stockholder Interest, the Purchase Price to be paid for such Stock shall be adjusted against the Stockholder's obligations to or from the Companyas provided in this Subsection 1.6.f. Withdrawing Stockholder shall transfer its Stock free and clear of any liens, encumbrances, security interests, charges or any interests of the Company or any third party granted or placed thereon by withdrawing Stockholder (but subject to any liens, encumbrances, security interests, charges or any interests of any third party granted or placed thereon by the Company) and shall execute or cause to be executed any and all documents required to fully transfer such Stock to Non-Withdrawing Stockholder including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of any party who may claim an interest in Withdrawing Stockholder's Stock. Any monetary default by Withdrawing Stockholder may be cured out of the proceeds from such sale at the closing. If Withdrawing Stockholder disputes the fact or amount of any monetary default claimed by the Company, then any disputed amount shall be deposited in a dual signature account (one representative of Withdrawing Stockholder and one representative of the Company) and the dispute shall be submitted to arbitration in accordance with Article 6, Section 5. The amount placed in such account shall be distributed with the final award of the arbitrator. After the closing date, Withdrawing Stockholder shall have no further rights to any distributions or Company profits attributable to any period or event following the closing date and all such rights shall vest in Non-Withdrawing Stockholder.

            f. Non-competition by Withdrawing Stockholder. Neither Withdrawing Stockholder, nor any of its agents, officers, directors, in any Company business, employees, shareholders or affiliates shall engage, directly or indirectly, in India, in any business competitive with the Business for a period of two (2) years following a closing described in this Article 1.

      7. Transfer of Stock due to Death, Incapacity or Termination of Employment of a Stockholder.

            a. Upon the transfer of Stock to an executor or conservator of a Stockholder or the termination of employment of a Stockholder from the Company for any reason (except due to such Stockholder's death), the Company shall have the option to purchase from such Stockholder (the "Terminated Stockholder") or his legal representative, as the case may be, all, but not less than all, of the Terminated Stockholder's shares of Stock (the "Offered Stock") at the purchase price (the "Purchase Price") determined in accordance with the provisions of
Section 8; provided however if Terminated Stockholder's employment from the Company is terminated for cause, as defined in such Stockholder's employment agreement with the Company, the "Purchase Price" for the Terminated Stockholder's shares of stock under this Section 7 shall be eighty percent (80%) of the Purchase Price determined in accordance with the provisions of Subsection 1.6.d. This option ("First Option") shall be exercisable within 45-days after the date of the determination of the Purchase Price (the "First Option Period"). In determining whether or not the Company shall exercise the First Option, the Terminated Stockholder shall vote the Offered Stock and the Terminated Stockholder and the directors elected by the Terminated Stockholder shall vote as directed by a vote of the other Stockholders.

            b. In the event the Company does not exercise the First Option, the other Stockholders shall have the option, ("Second Option") exercisable upon written notice within 30 days after the expiration of the First Option Period to purchase, pro rata, in proportion to their respective holdings of Stock, all, but not less than all, of the Offered Stock at the Purchase Price. [In the event any of the other Stockholders do not elect to purchase their proportionate share, the other Stockholders who elected to purchase the Offered Stock shall have the option to purchase, pro rata, in proportion to their respective holdings of Stock or in any other percentage which they decide, that portion of the Offered Stock which such other Stockholders elected not to purchase.

            c. Payment for the Offered Stock shall be made in five (5) consecutive annual installments. The first installment shall be paid by the Company or the purchasing Stockholders, as the case may be, to the Terminated Stockholder or his legal representative no later than fifteen (15) days after the determination of the Purchase Price. The remaining four (4) installments of the Purchase Price shall be paid together with interest at the Prime Rate on the unpaid balance and shall be evidenced by a promissory note. Each note shall be delivered to the Terminated Stockholder by the Company or each of the purchasing Stockholder, as the case may be, secured by the shares of Stock.

            d. If the Company and the other Stockholders elect not to, or fail to, exercise their options to the Offered Stock, the Stockholders shall vote their respective shareholdings in the Company for the liquidation and dissolution of the Company and shall cause the directors to vote for the liquidation and dissolution of the Company and the Company shall thereafter be liquidated and dissolved as promptly as practicable in accordance with the law.

                                    ARTICLE 2
                              CAPITAL CONTRIBUTIONS

      1. Initial Capital Contributions.

            a. Both Vertical and Amritraj agree that in the first year of the Company;s operation that up to twenty percent (20%) percentage interest in the Company's Stock shall be sold for a targeted minimum FIVE MILLION Dollars (U.S. $5,000,000) cash capital contribution by a third party (the "Outside Investor"). Upon such sale to the Outside Investor for a twenty percent (20%) equity sale shall reduce the respective interests of Vertical and Amritraj to forty percent (40%) of the outstanding Stock. Furthermore, it is agreed that the Outside Investor shall have the right to appoint the Outside Director (as defined below) to the Board of Directors.

            b. It is intended that Amritraj will be the responsible party to negotiate with prospective Outside Investors in India, and Vertical will take the lead in preparing a business plan for the Business, with Amritraj's input.

            c. Cash advances to the Company provided by Vertical shall be repaid, to Vertical by the Company first from its operational cash flow or from Outside Investors funds, if any; said repayment shall be (1) six percent (6%) interest only paid quarterly for the first two (2) years, (2) full payment due at the end of two (2) years, and (3) if the Company lacks the ability to make such full repayment, then the remaining balance shall, at the option of Vertical, be amortized over sixty (60) months.

      2. Additional Capital Contributions. Subject to obtaining the approval of a Supermajority in Interest (as defined herein "Supermajority in Interest," shall mean the vote of at least seventy percent (70%) of the percentage Interest of the Stockholders) may authorize Additional Contributions as provided below. Absent the Company's authorization, no Stockholder shall be required or permitted to make Additional Contributions.

            a. If at any time the Board of Directors determines that the Company's financial resources are insufficient to meet the reasonable needs of the Company's business (provided, however that no additional capital contributions shall be required unless and until the Company has borrowed all funds under its then and available credit), the Board of Directors, subject to the approval of a Supermajority in Interest, may request additional contributions ("Additional Contributions") sufficient to meet the need.

            b. The Board of Directors shall make the request by written notice delivered to the Stockholders. The notice shall specify the amount of the Additional Contributions, the uses to which they will be put, and a due date that is not less than thirty (30) days after the date of the notice.

            c. Provided that approval of Supermajority in Interest has been obtained, the Stockholders shall make the Additional Contributions on or before the due date specified in the notice in proportion to their Percentage Interests as of the date of the notice.

            d. If any Stockholder is unable or unwilling to make an Additional Contribution, as provided herein, the remaining Stockholders which are willing to make Additional Contributions, may, at their sole discretion, make up the difference.

            e. If a Supermajority in Interest does not approve an Additional Capital Contribution request then the Company shall offer Stockholders the right to loan the amount requested by the President on a proportionate basis. The loans shall be for one year at a ten percent (10%) interest.

            f. Alternatively, if Stockholders are unwilling to lend the Company additional capital or the Supermajority in Interest does not approve an Additional Capital Contribution, the Company, upon approval by the Board of Directors, may seek third party capital contributions on terms approved by the Board of Directors.

      Notwithstanding anything to the contrary contained in this Agreement, a Stockholder's obligation to make Additional Contributions extends only to the Company and may not be enforced by the Company's creditors without the Stockholder's written consent.

                                    ARTICLE 3
                      MANAGEMENT AND CONTROL OF THE COMPANY

      1. Management of the Company.

            a. Board of Directors. The overall management and control of the business and affairs of the Company shall be vested in the board of directors (the "Board of Directors"). Except as with respect to Major Decisions (as defined below), all decisions with respect to the management and control of the Company that are approved by the Board of Directors shall be binding on the Company and each of the Stockholders. The Board of Directors of the Company shall be comprised initially of five four (54) directors, all of whom shall be voting directors (the "Initial Directors").

            b. Appointment of Directors. Vertical and Amritraj shall each designate two (2) of the Initial Ddirectors, which are initially listed below. The iInitial dDirectors, subject to the provisions of Article 2.1.a, above, shall also designate one (1) additional director who is not a Stockholder or an employee or officer of the respective Stockholders ("Outside Director"). The

Outside Director shall have full voting rights, and serve in such capacity, unless replaced pursuant to Article 2.1.a, above, for a term of one (1) year, and may be re-appointed by the remaining Board of Directors, or the Outside Investor, as the case may be.

            c. Initial Directors. The following four (4) Persons are hereby designated as the iInitial dDirectors, said directors to serve at the pleasure of and at the sole discretion of the Stockholder which appointed them:

--------------------------------------------------------------------------------
            Vertical Directors                        Amritraj Directors
            ------------------                        ------------------
--------------------------------------------------------------------------------
1.    Richard Wade                        1.    Vijay Amritraj
--------------------------------------------------------------------------------
2.    Laurent Tetard                      2.    Gary L. Blum
--------------------------------------------------------------------------------

      Each member of the Board of Directors shall be fully authorized to provide any consent or approval which may be required hereunder of the Board of Directors. When the phrases "Approved by the Board of Directors" or "Approval of the Board of Directors" are used in this Agreement, such phrases shall mean approval by a majority of the directors on the Board of Directors who shall have been designated pursuant to this Subsection 3.1. In the event of any need for approval or other action by the Board of Directors, the director is notified of the need for such approval or other action; provided, however, that failure of such director to respond within thirty (30) days of notice of such need shall be deemed approval.

      2. Major Decisions. No acts shall be taken, funds expended, decisions made or obligations incurred by the Company, the officers, the Board of Directors, or Stockholder with respect to a matter within the scope of any of the major decisions enumerated below (the "Major Decisions"), unless and until the same has been approved by Supermajority in interest.

            a. The Major Decisions shall include:

                        (1) Acquire or develop any new business or line of
                  business;

                        (2) Borrow any money from a Stockholder or accept or
                  require capital contributions from any Stockholder, other than loans or capital contributions permitted or contemplated pursuant to Section 2, above;

                        (3) Make any acquisition of or material investment in
                  any Other Entity (defined herein as any general partnership, limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual, business or other entity);

                        (4) Make any material and substantial change in the
                  purposes of the Company or of its business;

                        (5) Make a determination to surrender any permits,
                  approvals or licenses of the Company or to dissolve the Company;

                        (6) Sell, transfer, convey, exchange, lease, encumber,
                  pledge, or otherwise dispose of all or substantially all, or the assets of the Company;

                        (7) Merge, consolidate or combine the Company into or
                  with any Other Entity;

                        (8) Guarantee by the Company of, or the agreement of the
                  Company to be responsible for, the indebtedness or obligations of any Other Entity;

                        (9) Make an expenditure or incur any obligation by or on
                  behalf of the Company at any one time involving a sum in excess of Twenty-five Thousand and 00/100 U.S. Dollars (U.S. $25,000.00), including by any lease or installment contract where the total amount of all future payments exceeds Twenty-five Thousand and 00/100 U.S. Dollars (U.S. $25,000.00), except for expenditures made and obligations incurred pursuant to and specifically set forth in a budget previously approved by the Supermajority in Interest;

                        (10) Institute any legal action or proceeding, except as
                  provided in Section 6.5, below;

                        (11) Approve all other dividends to the Stockholders,
                  above;

                        (12) Accelerate payment of any Company debt;

                        (13) Authorize any new borrowing by the Company with the
                  exception of trade payables incurred in the normal course of the Company business;

                        (14) Any amendment of the Company's charter;

                        (15) Increase the number of members of the Board of
                  Directors;

                        (16) Bankrupt the Company;

                        (17) Compensation, benefits and employment agreements
                  for officers;

                        (18) All exclusive contracts.

To the extent this or any other section of this Agreement or any law requires the consent or approval of any or all the Stockholders to any action or matter, the consent or approval of the representatives to the President shall constitute such Stockholder's consent or approval to such action or matter.

      3. Board of Directors Meetings.

            a. The Board of Directors may conduct meetings in Person, by conference telephone, or via internet conference or teleconference. In all matters presented to the Board of Directors for decision or approval, each representative appointed by a Stockholder shall have one vote. Unless otherwise unanimously agreed upon in writing by the Stockholders, four (4) directors shall be necessary to constitute quorum for the transaction of any business.

            b. Any action which may be taken at any meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action to be taken shall be signed by each representative.

            c. Meetings may be called by any member of the Board of Directors. All meetings of the Board of Directors shall be held upon notice given to all directors at least three (3) days in advance of the date of the meeting. Such notices may be given as provided in Subsection 6.1, below or by telephone and confirmed in writing.

            d. Whenever notice is required to be given to any director with respect to a meeting of the Board of Directors, waiver thereof signed by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a meeting of the Board of Directors (personally or by telephone conference) shall also constitute a waiver of notice of such meeting.

      4. Stockholders and Directors Have No Managerial Authority. Individual The Stockholders and directors shall have no power to participate in the management of the Company, except as expressly authorized by this Agreement or the laws of the Cayman IslandsCharter, and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board of Directors, no Stockholder shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

      5. Appointment of President; Duties of President.

            a. Appointment of President. The Company shall have a President, Chief Financial Officer and Secretary. The initial President shall be Vijay Amritraj, the initial Chief Financial Officer shall be Julie Holmes and the initial Secretary shall be Gary L. Blum, all of whom shall act in such capacity until removed or replaced pursuant to action of the Board of Directors. The President shall be responsible for the implementation of the decisions of the Board of Directors. The Board of Directors shall require that the President, and other officers, at all times conform to policies and programs established by the Board of Directors; and the scope of the President's and other officers' authority shall bind the Stockholders and the Company when within the scope of their authority. The President shall at all times be subject to the direction of the Board of Directors and shall keep the Board of Directors informed as to all material matters of concern not in the ordinary course of business.

            b. Duties of the President. The President, at the expense of and on behalf of the Company, shall implement or cause to the implemented all decisions approved by the Board of Directors and delegated to the President, who shall conduct the ordinary and usual business and affairs of the Company in accordance with, and as limited by, this Agreement, including the following:

                        (1) Management and supervision of the Business;

                        (2) Protection and preservation of the right, title and
                  interest of the Company in all Company property and assets;

                        (3) Negotiation, entering into and supervision of the
                  performance of contracts incident to the conduct of the Company business in the ordinary course;

                        (4) Hiring and firing Company employees, and
                  consultants, including approval of remunerations;

                        (5) Keeping of all books of account and other records of
                  the Company in accordance with the terms of this Agreement, and maintenance of all funds generated by or relating to the Company or to the Company's bank account;

                        (6) Preparation and delivery to each of the Stockholders
                  of monthly financial statements with respect to the business and affairs of the Company;

                        (7) Payment of all taxes, assessments, debts and other
                  obligations of the Company, including the costs of operation, maintenance and repair of the Company's property and assets;

                        (8) When Approved by the Board of Directors pursuant to
                  this Agreement, making of dividends periodically to the Stockholders in accordance with the Company's ByLaws;

                        (9) Operation, maintenance, repair, and other management
                  of the Company property and assets;

                        (10) Preparation of a budget for approval by the
                  Stockholders, at least thirty (30) days prior to the beginning of each fiscal year, setting forth the estimated receipts and expenditures (capital, operating and other) of the Company for the period covered by the budget;

                        (11) Performance of other normal business functions and
                  other operations and management of the business and affairs of the Company in accordance with and as limited by this Agreement; and

                        (12) Performance of other obligations provided elsewhere
                  in this Agreement to be performed by the President and/or Senior Vice President.

Thebooks and records of the Company shall be maintained at Vertical's offices in Los Angeles, California, or such other location, as the parties may designate. Such books and records are to be maintained by the Assistant Secretary of the Company, who shall initially be William K. Mills.

            c. Employment. The compensation for the officersPresident, and Vice President, if any, shall be established by the Board of Directors.

            d. Expenditures. The President shall not, without prior Approval of the Board of Directors, exceed by more than fifteen percent (15%) in any general category specified in the budget Approved by the Board of Directors in contracting for any goods or services purchased on behalf of the Company. Any variance form the budget shall be reported monthly by the President to the Board of Directors.

      6. Removal, Resignation, and, Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board of Directors at any time. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled only by the Board of Directors.

      7. Acts of Officers as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by an officer of the Company, is not invalidated as to the Company by any lack of authority of the signing officer in the absence of actual knowledge on the part of the other Person that the signing officer had no authority to execute the same.

      8. Liability of 0fficers. No Person who is an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being an officer of the Company.

      9. Consulting. Subject to the authority of the Board of Directors as set forth in Section 3 hereof, the Board of Directors shall have the right to engage Consultants on behalf of the Company. The Consultants shall render to the Company such advice and services in connection with the Business as the Board of Directors may reasonably request from time to time. In performing the consulting services called for by this Section Article 3.9, each of the Consultants shall act as an independent contractor with the right to exercise his or her independent judgment as to the time, place and manner of performing his or her duties hereunder and otherwise carrying out the provisions of this Section 397.

      10. Compensation of Stockholders. Except as may be expressly provided for herein or hereafter approved by the Board of Directors, no payment will be made by the Company to any Stockholder for the services of such Stockholder or any member, shareholder, director or employee of such Stockholder.

      11. Time Devoted to Company. No Stockholder as a Stockholder be required to devote its full time and attention to the business and activities of the Company as a Stockholder, but each Stockholder shall devote such time as is reasonably necessary to carry out the provisions of this Agreement.

      12. Contracts with Related Parties. With the exception of the employment and consulting arrangements described in Subsections 5, 13, 14 and 153 hereof, the Officers of the Company shall not knowingly enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with any Person related to or affiliated with any Stockholder or Officer or the Company, unless such agreement or arrangement has been approved by the Supermajority in Interest after the nature of the relationship or affiliation has been disclosed. By way of definition of the phrase "related to or affiliated with," for the purposes of this Subsection 12, the following Persons shall be deemed to be "related to or affiliated with" a Stockholder or Officer:

            a. Any Person who owns directly or indirectly more than ten percent (10%) of the issued and outstanding stock of, or more than ten percent (10%) of the beneficial interest in any Stockholder or Officer;

            b. Any Person in which any Stockholder or Officer owns directly or indirectly more than ten percent (10%) of the issued and outstanding stock, or more than ten percent (10%) of the issued and outstanding stock, or more than ten percent (10%) of the beneficial interest in such Person;

            c. Any Person affiliated with any Stockholder or Officer or the Persons described in (a) and (b) above; and

            d. Any agent, officer, director, trustee, employee or partner of any Stockholder or Officer or any Person described in (a) through (c) above.

      13. Vertical as Consultant. Subject to the authority of the Board of Directors as set forth in Article 3 hereof, Vertical shall serve as a Consultant to the Company.

            a. Services. Vertical shall render to the Company advice and services regarding the financial, distribution, sales and marketing aspects of the business and such other advice and services and technology in connection with the business as the Board of Directors may reasonably request from time to time. In performing the consulting services called for by this Section 3.13, the Consultant and its employees shall act as an independent contractor with the right to exercise its independent judgement as to the time, place, and manner of performing his duties hereunder and otherwise carrying out the provisions of this Section 3.13.

            b. Specific Services. Specific services performed by Vertical for the Company include the following:

                  (1) Supervise all financial services including preparation of monthly financials and annual auditing of Company financial records by an internationally recognized accounting firm;

                  (2) Provide state of the art software for all phases of the foreign e-commerce development commencing with the portal;

                  (3) Establish and supervise the backend support for the e-commerce based upon pre-agreed criteria;

                  (4) Assist in the creation and implement the Internet on-line linkage and advertising plan for the web site;

                  (5) Use its best efforts to ensure that the on-line Internet function properly and maintain a capacity planning function to ensure that the on-line Internet sites are never overloaded or down;

                  (6) Provide to the Company all the latest technology and news from its sources including acquiring the Indian rights for the technology.

                  (7) Locate and negotiate e-commerce products for the Company;

                  (8) Integrate the Company business with the international e-commerce network Vertical is currently creating;

                  (9) Loan the Company a sum of $50,000 per month for 10 months (a sum of $500,000), pursuant to a budget mutually determined by the parties hereto; said loan to be repaid to Vertical as provided in Article 2.1.c, above.

            c. Fees. Vertical shall be entitled to be paid services provided to the Company as a Consultant and charge only for its direct costs, without any allocation of Vertical overhead.

      14. Amritraj as Consultant.

            a. Services. Subject to the authority of the Board of Directors, as set forth in Sections 3, above, Amritraj ("Consultant") shall serve as a consultant to the Company.

            b. Fees. The Company shall pay Consultant a consulting fee of $12,500 per month during the first year of this Agreement and Consultant shall receive a fee of 2 1/2% of any investment capital directly raised by Consultant for the Company.

      15. First Serve as Consultant. Subject to the authority of the Board of Directors, as set forth in Sections 3, above, First Serve Entertainment, Inc., an Indian entity wholly owned by Consultant, shall serve as a consultant to the Company.

            a. Specific Services. Specific services performed by Consultant for the Company include the following:

                  (1) Provide expertise and contacts in India;

                  (2) Provide the contacts for insurance and credit;

                  (3) Provide reputation and service;

                  (4) Provide office space, legal costs and staffing in India including consultants and direct hard costs of the Company inside India for equipment and communication; and

                  (5) Provide and grant to the Company of Consultant's existing rights and development of e-commerce for sports and entertainment for India;

                  (6) All technical and application services relating to the Company's use and exploitation of the Business.

            b. Fees. First Serve shall be entitled to be paid for services provided to the Company as a consultant and charge only for its direct costs, without any allocation of Consultant's overhead.

                                    ARTICLE 4
                         ACCOUNTING, RECORDS, REPORTING

      1. Books and Records. The Company shall keep and maintain accurate books and records of the Company, which shall be maintained under an accrual basis method of accounting in accordance with generally accepted accounting principles consistently applied.

      2. Delivery to Stockholders and Inspection. Upon the request of any Stockholder for purposes reasonably related to the interest of that Person as a Stockholder, the Board of Directors shall promptly deliver to the requesting Stockholder, or permit such Person to inspect during normal business hours, at the expense of the Company, any information which such Person may reasonably request.

      3. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

      4. Statements of Financial Condition. At the end of each fiscal year of the Company, the independent accountants for the Company (the "Accountants"), which shall be a nationally recognized accounting firm Approved by Majority Interest ("Majority Interest" shall mean approval by at least fifty percent (50%) of the outstanding voting shares), will render an opinion, based on generally accepted accounting principles consistently applied, on the financial statements of the Company. The Accountants will also prepare and deliver to the Stockholders so-called "Information Returns" indicating the profits and losses of the Company.

      5. Bank Accounts. The President shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the

Company to be commingled in any fashion with the funds of any other Person. The bank account shall require two signatures, including that of the Chief Financial Officer or Controller.

      6. Accounting Policies. All accounting policies for the Company (other than those specifically provided for in other sections of this Agreement) shall be Approved by the Majority Interest.

      7. Preparation of Tax Returns. Federal, state and local income tax returns of the Company shall be prepared by the Accountants. Copies of all tax returns of the Company shall be furnished for review and approval by each of the Stockholders at least fifteen (15) days prior to the statutory date for filing, including extensions thereof, if any. If either a Stockholder or the President shall fail to approve any such return, an application for extension of time to file shall be timely filed by the Accountants.

      8. Tax Decisions Not Specified. Tax decisions and elections for the Company not provided for herein shall be approved by the Board of Directors.

      9. Notice of Tax Audit. Prompt notice shall be given to the Stockholders upon receipt of notice that the Internal Revenue Service or state taxation authority intends to examine Company income tax returns for any year.

      10. Restrictive Legend. An executed counterpart of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company at its office. An officer of the Company shall endorse on the face or back of each certificate of Stock, heretofore or hereafter issued to any Stockholder, legends substantially as follows:

            "THE STOCK REPRESENTED BY THE WITHIN CERTIFICATE IS ISSUED, ACCEPTED AND HELD SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT DATED SEPTEMBER 18, 2000. A COPY OF SUCH AGREEMENT HAS BEEN FILED AT THE OFFICE OF THE COMPANY. THIS CERTIFICATE AND THE STOCK REPRESENTED HEREBY ARE NOT SUBJECT TO SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION, EXCEPT AS PROVIDED IN SUCH AGREEMENT; TO ALL OF WHICH AGREEMENT THE HOLDER HEREOF, BY THE ACCEPTANCE HEREOF, AGREES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY

            TO COMPANY THAT NO REGISTRATION IS REQUIRED."

      11. Term. All rights and obligations of any party under this Agreement shall terminate upon the occurrence of any of the following events:

            (a) at any time upon the written agreement of the Company and all the Stockholders then signatory to this Agreement as amended or revised;

            (b) immediately upon the dissolution, bankruptcy or insolvency of the Company;

            (c) immediately at such time as a registration statement in Form S-1 (or equivalent form of registration statement filed for the public sale of Company's Stock for cash) is declared effective by the Securities and Exchange Commission; or

            (d) upon the acquisition of the Company by merger, sale of assets, sale of stock or otherwise, in a tax-free or taxable transaction in which all of the Stockholders' Stock as such fail to obtain or hold fifty-one percent (51%) of the voting power of the surviving entity.

                                    ARTICLE 5
                            MISCELLANEOUS PROVISIONS

      1. Notices. All notices and other communications hereunder shall be given in writing, shall be personally delivered or sent by certified mail, postage, prepaid, shall be deemed given on the date of delivery or of mailing. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice.

      Such notices will be given to a Stockholder or the Board of Directors and addressed as first set forth above. Any party may, at any time by giving five
(5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

      2. Partial Invalidity. If any provision of this Agreement, or the application of such provision to any Person or circumstances, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      3. Integrated Agreement. This Agreement constitutes the entire Agreement and understanding among the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, relating thereto.

      4. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties with respect to the matters contemplated herein, and may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by all of the parties hereto. The parties acknowledge and agree that this Agreement may be subject to modification or amendment as required to conform to the laws of the Cayman Islands.

      5. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of California applicable to agreements made and to be performed entirely in such State.

      6. Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any officer or the Board of Directors hereunder shall be submitted to arbitration in Los Angeles, California under the commercial arbitration rules then obtaining of the American Arbitration Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Stockholder except (a) an action to compel arbitration pursuant to this Section 5 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 5.

      7. Non-Competition. Recognizing that the business, plans, and proprietary information making up the Business are special and unique assets of the Company that need to be protected from disclosure, the parties hereto agree and covenant that during the term of this Agreement and for a period of two (2) years following the termination of this Agreement, whether such termination is voluntary or involuntary, the parties shall not directly or indirectly engage in any business competitive with the Business. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of the Company for the benefit of a third party that is engaged in such business.

      8. Other Business Activities. The parties acknowledge and agree that the formation of the Company and the assumption by each of the parties of their duties hereunder shall be without prejudice to their rights (or the rights of their affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, so long as such other business or undertaking is not competitive with the Business. Each party waives any rights it might otherwise have to share or participate in such other permitted interests or activities of the other party or its affiliates. The parties may engage in or possess any interest in any other permitted business venture of any nature or description.

      9. Succession. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, distributees and legal representatives, subject to the terms hereof, but in no event shall options to purchase granted hereunder to Stockholders be assignable except to transferees of Stock who become parties hereto.

      10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same instrument.

      WITNESS the execution of this Agreement as of the day and year first above written.


                                        ________________________________________
                                          Vijay Amritraj


                                        VERTICAL COMPUTERS SYSTEMS, INC.

                                        ________________________________________
                                        By: Richard Wade, President